Exhibit 99.1

CTI BioPharma Reports Fourth Quarter and Full Year 2016 Financial Results

SEATTLE, March 2, 2017--CTI BioPharma Corp. (NASDAQ and MTA: CTIC) today reported financial results for the fourth quarter and full year ended December 31, 2016.

“The presentation of detailed results from the Phase 3 PERSIST-2 trial of pacritinib at the ASH Annual Meeting in December demonstrated that pacritinib may have potential to address a critical unmet need for myelofibrosis patients with low blood platelets or those ineligible to receive, intolerant of or which have insufficient response to the approved JAK1/JAK2 inhibitor,” said Richard Love, Interim President and CEO of CTI BioPharma. “We are committed to advancing pacritinib for these patients with no other treatment option and look forward to discussions with the regulatory agencies worldwide this year. We are very pleased to have Adam Craig, M.D., Ph.D., join us as President and CEO. We expect that his experience in hematology-oncology drug development will be a tremendous asset for the company. We believe that we are well positioned to make significant progress in 2017 and it should be a transformative year for the company."

Recent Events

Research and Development

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The Marketing Authorization Application (MAA) for pacritinib was submitted to the European Medicines Agency (EMA) in February 2016 with an indication statement based on the PERSIST-1 trial data. In its initial assessment report, the Committee for Medicinal Products for Human Use (CHMP) determined that the current application is not approvable because of major objections in the areas of efficacy, safety (hematological and cardiovascular toxicity) and the overall risk-benefit profile of pacritinib. Subsequent to the filing of the MAA, data from the second phase 3 trial of pacritinib, PERSIST-2, were reported. These data suggest that pacritinib may show clinical benefit in patients who have failed or are intolerant to ruxolitinib therapy, a population for which there is no approved therapy. Following discussions with the EMA about how PERSIST-2 data might address the major objections and how to integrate the data into the current application, the Company has decided to withdraw the MAA. The Company is preparing a new MAA that seeks to address the major objections by including data from PERSIST-2. The new application will focus on patients who have failed or are intolerant to ruxolitinib. The Company plans to submit this new application in the second quarter of 2017.

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In January 2017, the CTI BioPharma received a €7.5 million milestone payment from the Company's partner Servier following achievement of a milestone associated with patient enrollment in the Phase 3 PIX306 clinical trial of PIXUVRI.

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In January 2017, the FDA removed the full clinical hold following review of CTI BioPharma's complete response submission which included, among other items, final Clinical Study Reports for both PERSIST-1 and 2 trials and a dose-exploration clinical trial protocol that the FDA requested. At that time, the Company announced that it would conduct a new trial, PAC203, that plans to enroll up to approximately 105 patients with primary myelofibrosis who have failed prior ruxolitinib therapy to evaluate the safety and the dose response relationship for efficacy (spleen volume reduction at 12 and 24 weeks) of three dose regimens:

100 mg once-daily, 100 mg twice-daily (BID) and 200 mg BID. The 200 mg BID dose regimen was used in PERSIST-2.

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In December 2016, CTI BioPharma announced the presentation of data from PERSIST-2, a randomized Phase 3 clinical trial comparing pacritinib with physician-specified best available therapy (BAT), for the treatment of high risk, thrombocytopenic myelofibrosis patients (platelet counts <100,000/µL ) in in a late-breaking oral session at the American Society of Hematology (ASH) Annual Meeting. Data presented at ASH show that in myelofibrosis patients a statistically significant response rate in spleen volume reduction (SVR) with pacritinib therapy was observed compared to BAT that included use of the approved JAK1/JAK2 inhibitor ruxolitinib. The co-primary endpoint of reduction of Total Symptom Score (TSS) was not achieved but trended toward improvement in TSS. The results from the trial demonstrated that efficacy and safety in the combined patient group with <50,000/µL or had been exposed to a prior JAK2 inhibitor was generally consistent with the overall ITT results.

Corporate

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In February 2017, the CTI BioPharma announced the appointment of Adam Craig, M.D., Ph.D., as President and CEO and as a Director of CTI BioPharma effective March 20, 2017. Dr. Craig has over 20 years of experience in hematology, oncology and drug development in both the US and Europe. Dr. Craig has worked as an independent consultant providing strategic and operational advice and support to CTI BioPharma and other hematology/oncology biotechnology companies since 2016. Prior to consulting, Dr. Craig was Chief Medical Officer (CMO) and Executive Vice President of Development of Sunesis Pharmaceuticals from 2012 to 2016. From 2008 to 2012, Dr. Craig was CMO and Senior Vice President of Chemgenex Pharmaceuticals Ltd, a publicly-traded biotechnology company which was acquired by Cephalon/Teva Pharmaceuticals in 2011. Dr. Craig is a Member of the Royal College of Physicians (UK) and undertook Post-Graduate Training in Pediatrics and Pediatric Oncology.

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In January 2017, CTI BioPharma announced that Michael Metzger had been appointed to the Board of Directors. Mr. Metzger has extensive experience leading and growing companies in the biopharmaceutical industry over the last 20 years. Mr. Metzger is currently president and chief operating officer of Syndax Pharmaceuticals, Inc., a publicly traded immuno-oncology biopharmaceutical company. He has served in executive and senior management positions at Regado Biosciences, Mersana Therapeutics, Forest Laboratories and OncoNova Therapeutics.

Fourth Quarter and Full Year Financial Results

Total revenues for the fourth quarter and full year ended December 31, 2016, were $9.1 million and $57.4 million, respectively, compared to $11.3 million and $16.1 million for the respective periods in 2015. The increase in total revenue for full year 2016 is primarily due to recognition of $32 million in milestone payments and reimbursement of development costs from Shire plc related to pacritinib, recognition of $8.0 million (or €7.5 million) in a milestone payment from Servier related to the PIX306 clinical trial of PIXUVRI, and increased net product sales of PIXUVRI. CTI BioPharma had previously received a cash advance for the $32 million in milestone payments from Baxalta in the second quarter of 2015 that was accounted for as long-term debt until the achievement of the associated milestones in the first quarter of 2016. Net product sales of PIXUVRI for the fourth quarter and the full year ended December 31, 2016, were $1.1 million and $4.3 million, respectively, compared to $1.1 million and $3.5 million for the respective periods in 2015.

GAAP operating loss for the fourth quarter and full year ended December 31, 2016, was $5.6 million and $49.2 million, respectively, compared to GAAP operating loss of $26.2 million and $116.7 million for the respective periods in 2015. Non-GAAP operating loss, which excludes non-cash share-based compensation expense, for the fourth quarter and year ended December 31, 2016, was $3.5 million and $35.8 million, respectively, compared to the non-GAAP operating loss of $24.4 million and $101.8 million for the respective periods in 2015. Non-cash share-based compensation expense for the fourth quarter and full year ended December 31, 2016, was $2.1 million and $13.3 million, respectively, compared to $1.8 million and $14.8 million for the respective periods in 2015. For information on CTI BioPharma’s use of non-GAAP operating loss and a reconciliation of such measure to GAAP operating loss, see the section below entitled “Non-GAAP Financial Measures.”

Net loss for the fourth quarter of 2016 was $6.4 million, or ($0.23) per share, compared to a net loss of $28.8 million, or ($1.27) per share, for the same period in 2015. Net loss for the full year ended December 31, 2016, was $52.0 million, or ($1.86) per share, compared to a net loss of $122.6 million, or ($6.51) per share, for the same period in 2015. The decrease in net loss for the fourth quarter and the year ended December 31, 2016, compared to the respective periods in 2015 is primarily due to increased net product sales and license and contract revenue and decrease in operating expenses.

As of December 31, 2016, cash and cash equivalents totaled $44.0 million, compared to $128.2 million at December 31, 2015. The cash balance does not include $8.0 million milestone payment that was recognized as revenue in the fourth quarter of 2016 but not received until January 2017.

Conference Call Information

CTI BioPharma management will host a conference call to review its fourth quarter and full year 2016 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. PT / 4:30 p.m. ET / 10:30 p.m. CET. Participants can access the call at 1-877-719-9788 (domestic) or +1 719-325-4802 (international). To access the live audio webcast or the subsequent archived recording, visit www.ctibiopharma.com. Webcast and telephone replays of the conference call will be available approximately two hours after completion of the call. Callers can access the replay by dialing 1-888-203-1112 (domestic) or +1 719-457-0820 (international). The access code for the replay is 8629296. The telephone replay will be available until Thursday, March 9, 2017.

About CTI BioPharma

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a commercial presence in Europe with respect to PIXUVRI® and a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Non-GAAP Financial Measures

CTI BioPharma has provided in this press release the historical non-GAAP financial measure of operating loss, excluding non-cash share-based compensation expense, for the fourth quarter and full year ended December 31, 2016 and December 31, 2015. Due to varying available valuation methodologies, subjective assumptions and the different GAAP accounting treatment of different award types that companies can use under ASC Topic 718, CTI BioPharma’s management believes that providing a non-GAAP financial measure that excludes non-cash share-based compensation expense can enhance management’s and investors’ comparison of CTI BioPharma’s operating results over different periods of time as compared to the operating results of other companies.

CTI BioPharma’s use of a non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. One limitation is that CTI BioPharma’s reported non-GAAP operating loss in 2016 results in the exclusion of a recurring expense, since CTI BioPharma expects that share-based compensation will continue to be a significant recurring expense in CTI BioPharma’s business. A second limitation is that CTI BioPharma’s methodology for calculating non-GAAP operating loss, which only excludes the component of share-based compensation, may differ from the methodology CTI BioPharma’s peer companies utilize to the extent they report non-GAAP operating income or similarly titled measures. Accordingly, CTI BioPharma’s non-GAAP operating loss may not necessarily be comparable to similarly titled measures of other companies. Investors are urged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of CTI BioPharma’s non-GAAP financial measures to the most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI BioPharma’s securities. Such statements include, but are not limited to, expectations with respect to the timing and planned enrollment of PAC203 and our ability to interpret clinical trial data and results for PERSIST-2 despite not satisfying the pre-specified minimum evaluable patient goal, expectations with respect to the potential therapeutic utility of pacritinib, statements regarding CTI BioPharma’s expectations with respect to the potential of pacritinib to achieve treatment goals, CTI BioPharma’s intent to present pacritinib data at an upcoming scientific meeting, CTI BioPharma’s intent to submit a new MAA, the development of CTI BioPharma and its product and product candidate portfolio, including the advancement of pacritinib and other pipeline programs, CTI BioPharma’s ability to achieve its goals in 2017 and beyond, CTI BioPharma’s intent to continue efforts to commercialize PIXUVRI in Europe and expand the market potential for PIXUVRI, and CTI BioPharma’s plans to continue advancing the development of its pipeline candidates through strategic product collaborations or cooperative group and investigator-sponsored trials, as well as the identification and acquisition of additional pipeline opportunities. In particular, this press release addresses select preliminary clinical trial data and results, and should be evaluated together with information regarding primary and secondary endpoints, safety and additional data once such data has been more fully analyzed and is made publicly available. The statements are based on assumptions about many important factors and information currently available to us to the extent we have thus far had an opportunity to fully and carefully evaluate such information in light of all surrounding facts, circumstances, recommendations and analyses. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI BioPharma and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI BioPharma cannot predict or guarantee the outcome of preclinical and clinical studies, the potential failure of pacritinib to prove safe and effective as determined by the FDA and/or the European Medicines Agency, changes to study protocol or design or sample size to address any patient safety, efficacy or other issues raised by the FDA or otherwise, that top-line results observed to date may differ from future results or that different conclusions or considerations may qualify such results once existing data has been more fully evaluated, that CTI BioPharma may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI BioPharma may experience delays in the commencement of preclinical and clinical studies, that the costs of developing pacritinib and CTI BioPharma’s other product candidates may rise; other risks, including, without limitation, competitive factors, technological developments, that CTI BioPharma may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI BioPharma may not achieve previously announced goals, contractual milestones and objectives as or when projected, that CTI BioPharma’s average net operating burn rate may increase, that CTI BioPharma will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation; as well as other risks listed or described from time to time in CTI BioPharma’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI BioPharma does not intend to update any of the statements in this press release upon further developments.

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CTI BioPharma Contacts:
Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com

CTI BioPharma Corp.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Product sales, net	$1,071	$1,087	$4,331	$3,496
License and contract revenue	8,065	10,237	53,074	12,620
Total revenues	9,136	11,324	57,405	16,116
Operating costs and expenses:
Cost of product sold	864	736	1,377	1,940
Research and development	9,702	21,432	64,961	76,627
Selling, general and administrative	9,205	15,359	45,306	53,962
Other operating expense (income), net	(5,077)	—	(5,077)	253
Total operating costs and expenses, net	14,694	37,527	106,567	132,782
Loss from operations	(5,558)	(26,203)	(49,162)	(116,666)
Non-operating income (expense):
Interest income (expense)	(589)	275	(2,614)	(2,104)
Amortization of debt discount and issuance costs	(37)	(39)	(214)	(390)
Foreign exchange loss	(377)	(142)	(484)	(703)
Other non-operating income (expense)	—	93	(479)	(900)
Net loss before noncontrolling interest	(6,561)	(26,016)	(52,953)	(120,763)
Noncontrolling interest	189	379	944	1,341
Net loss attributable to CTI	(6,372)	(25,637)	(52,009)	(119,422)
Deemed dividends on preferred stock	—	(3,200)	—	(3,200)
Net loss attributable to common shareholders	$(6,372)	$(28,837)	$(52,009)	$(122,622)
Basic and diluted net loss per common share	$(0.23)	$(1.27)	$(1.86)	$(6.51)
Shares used in calculation of basic and diluted loss per common share	28,035	22,765	27,948	18,837

Balance Sheet Data (unaudited):			(amounts in thousands)
			December 31,	December 31,
			2016	2015
Cash and cash equivalents			44,002	128,182
Working capital			15,178	62,566
Total assets			63,843	144,197
Current portion of long-term debt			7,949	37,371
Long-term debt, less current portion			11,311	19,124
Total shareholders' equity			7,757	47,413

Non-GAAP Reconciliations
(In thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
As reported - loss from operations (GAAP)	$(5,558)	$(26,203)	$(49,162)	$(116,666)
As reported - share-based compensation expense (GAAP)	2,099	1,831	13,324	14,828
As adjusted - loss from operations (Non-GAAP)	$(3,459)	$(24,372)	$(35,838)	$(101,838)